Exhibit 99.1
Motorola Announces Record Second-Quarter Sales and Earnings
Second-Quarter Financial Highlights
•	Record quarterly sales of $10.88 billion, up 29 percent compared to second-quarter 2005 sales of $8.41 billion

•	Earnings of $.55 per share, versus earnings of $.37 per share in the year-ago quarter

•	Record handset shipments of 51.9 million units

•	Global handset market share estimated at 22 percent, up 4.3 percentage points versus the year-ago quarter

•	Record digital entertainment set-top devices shipments of 2.4 million
SCHAUMBURG, Ill. — July 19, 2006 — Motorola, Inc. (NYSE: MOT) today reported the following sales and earnings.

	Second Quarter		%
	2006	2005	Increase
Sales	$10.88B	$8.41B	29%
Earnings Per Share:
Continuing operations	$0.54	$0.37	46%
Net earnings	$0.55	$0.37	49%
Second-quarter earnings from continuing operations in 2006 and 2005 include the following significant items:

	EPS Impact
	2006	2005
Stock compensation expense	$(0.02)
Reorganization of business charges	(0.01)	(0.01)
Tax benefits	0.11	0.02
Telsim settlement	0.10
Gain on investments, including derivative gain	0.03	0.10
Repayment of previously reserved loan		0.01

Total EPS Impact	$0.21	$0.12
During the quarter, the company continued to maintain a very strong balance sheet, generating operating cash flow from continuing operations of approximately $500 million, its 22nd consecutive quarter of positive operating cash flow. In addition, the company repurchased 39 million shares of its stock for $838 million.

“Motorola continues to deliver excellent quarterly sales and earnings growth. With our solid financial performance and unrelenting focus on innovation and customer satisfaction, Motorola is among the fastest growing large-cap technology companies in the world,” said Ed Zander, chairman and CEO. “In the second quarter, all of our businesses improved sales and grew profits sequentially versus the first quarter. Mobile Devices led the way, setting records for unit shipments, sales and profits. With our strong balance sheet, leading technologies and proven record of growth, Motorola is well-positioned to continue creating value for its shareholders.”
Operating Results
Mobile Devices Segment sales were $7.14 billion, up 46 percent compared with the year-ago quarter. Operating earnings increased to $799 million, compared with operating earnings of $493 million in the year-ago quarter. The company also captured headlines by launching the highly anticipated MOTO Q, which is transforming consumer expectations and experiences for QWERTY devices. During the quarter, Mobile Devices also:
•	Shipped 51.9 million handsets, up 53 percent compared to the second quarter of 2005 — and up 12.4 percent compared to 46.1 million handsets shipped during the first quarter of 2006.

•	Expanded global market share to an estimated 22 percent, up 4.3 percentage points from a year ago and up 1.3 percentage points from the first quarter of 2006.

•	Increased brand strength and market share leadership in both North America and Latin America; remained the solid No. 2 with growing brand momentum in Western Europe, North Asia and the high-growth markets (Middle East, Africa, India and Southeast Asia); and expanded market share to greater than 20 percent in China, up 8.9 percentage points from the second quarter of 2005.

•	Launched 11 new handsets: 5 for GSM networks, 4 for CDMA and 2 for iDEN. Notably, shipments for iDEN handsets posted a record second-quarter performance.

•	Since the third quarter of 2005, we have shipped nearly 10 million music handsets and launched the MOTO (RED) SLVR, joining with Bono and Project Red to fight AIDS and poverty in Africa.
Networks and Enterprise Segment sales were $2.90 billion, up 3 percent compared with the year-ago quarter and up 15 percent compared with the first quarter of 2006. Operating earnings decreased to $386 million, compared with operating earnings of $494 million in the year-ago quarter, but increased sequentially compared with operating earnings of $299 million in the first quarter of 2006. The second quarter of 2006 included restructuring charges of $37 million.

Backlog for the segment increased for the second consecutive quarter. During the quarter, Networks and Enterprise also:
•	Received a contract for a nationwide TETRA system in Portugal that will provide mission-critical voice and data communications to more than 50,000 users in the police, fire and ambulance services as well as other public safety and civil protection agencies.

•	Received a contract for a nationwide WiMAX wireless broadband network from Wateen Telecom in Pakistan.

•	Received a contract from TeliaSonera in Denmark for a commercial Unlicensed Mobile Access (UMA) fixed mobile convergence solution.

•	Received a contract from Shanghai Telecom to provide a TETRA-based digital trunking network for Shanghai.
After the end of the quarter, Networks and Enterprise:
•	Completed the sale of the automotive electronics business to Continental AG for approximately $1 billion.

•	Announced an investment in Clearwire Corporation and our intent to acquire NextNet as further steps in Motorola’s focused strategy to continue to expand and profitably grow our wireless broadband business and advance our vision of seamless mobility.
Connected Home Solutions Segment sales were $803 million, up 8 percent compared with the year-ago quarter and up 10 percent compared with the first quarter of 2006. Operating earnings increased to $56 million, compared with operating earnings of $33 million in the year-ago quarter and an operating loss of $11 million in the first quarter of 2006. Motorola continued to maintain and grow its market leadership with strong shipments of video, voice and data infrastructure and consumer devices. During the quarter, the segment:
•	Shipped a record 2.4 million digital entertainment set-top devices, including approximately 680,000 with digital video recorders (DVR).

•	Shipped a record 900,000 voice-enabled modems.

•	Announced that Sentivision of Japan will deploy Motorola’s IP video set-top platform.

•	Announced the world’s first commercial implementation of PacketCable MultiMedia™ (PCMM), through deployment of an end-to-end solution with StarHub of Singapore.

•	Introduced the Motorola Follow Me TV solution, which enables the seamless movement of multimedia content within the home and to the mobile device.

•	Announced that Cox Communications will begin field trials of Motorola’s Open Cable Applications Platform (OCAP) software.

Third Quarter 2006 Outlook
The company’s outlook for the third quarter of 2006 is for sales of between $10.9 billion and $11.1 billion, an increase of 20 to 23 percent versus the prior-year quarter, driven primarily by continuing momentum in the Mobile Devices business.
Conference Call and Web-cast
Motorola’s quarterly earnings conference call is scheduled to begin at 4:00 p.m. Central Time (USA) on Wednesday July 19, 2006. Motorola plans a live web-cast of the conference call over the Internet, featuring both audio and slides. Investors can view the slides and join the web-cast at www.motorola.com/investor.
Consolidated GAAP Results
A comparison of results from operations is as follows:

	Second Quarter
(In millions, except per share amounts)	2006	2005

Net sales	$10,876	$8,408
Gross margin	3,359	2,757
Operating earnings	1,522	958
Earnings from continuing operations	1,349	919
Net earnings	1,384	933
Diluted earnings per common share:
Continuing operations	$0.54	$0.37
Discontinued operations	0.01	—

	$0.55	$0.37

Weighted average diluted common shares outstanding	2,522.0	2,504.0

Business Risks
Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties, including, but not limited to, Motorola’s guidance for third quarter 2006 sales. Motorola cautions the reader that the factors below and those on pages 19 through 27 in Item 1A of Motorola’s 2005 Annual Report on Form 10-K and in its other SEC filings, could cause Motorola’s actual results to differ materially from those stated in the forward-looking statements. These factors include: (1) the uncertainty of current economic and political conditions, as well as the economic outlook for the telecommunications and broadband industries; (2) the company’s ability to continue to increase profitability and market share in its wireless handset business; (3) demand for the company’s products, including products related to new technologies; (4) the company’s ability to introduce new products and technologies in a timely manner; (5) the company’s ability to purchase sufficient materials, parts and components to meet customer demand; (6) unexpected negative consequences from the realignment of our Networks and Enterprise business; (7) risks related to dependence on certain key suppliers; (8) the impact on the company’s performance and financial results from strategic acquisitions or divestitures that are currently pending or may occur in the future; (9) risks related to the company’s high volume of manufacturing and sales in Asia; (10) the creditworthiness of the company’s customers, particularly purchasers of large infrastructure systems; (11) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation, including without limitation any relating to the Iridium project; (12) the timing and levels at which design wins become actual orders and sales; (13) the impact of foreign currency fluctuations; (14) the impact on the company from continuing hostilities in Iraq and conflict in other countries; (15) the impact on the company from ongoing consolidation in the telecommunications and broadband industries; (16) the impact of changes in governmental policies, laws or regulations; (17) the outcome of currently ongoing and future tax matters with the IRS, and (18) unforeseen negative consequences from the company’s outsourcing of various activities, including certain manufacturing, information technology and administrative functions.
About Motorola
Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of Seamless Mobility, the people of Motorola are committed to helping you get and stay connected simply and seamlessly to the people, information, and entertainment that you want and need. We do this by designing and delivering “must have” products, “must do” experiences and powerful networks — along with a full complement of support services. A Fortune 100 company with global presence and impact, Motorola had sales of US $35.3 billion in 2005. For more information about our company, our people and our innovations, please visit www.motorola.com
# # #
Media Contact:
Jennifer Weyrauch
+1-847-435-5320
Jennifer.Weyrauch@motorola.com
MOTOROLA and the stylized M Logo are registered in the U.S. Patent & Trademark Office. All other product or service names are the property of their respective owners.
© Motorola, Inc. 2006

Motorola, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Quarter Ended	Quarter Ended
	July 1, 2006	July 2, 2005

Net sales	$10,876	$8,408
Costs of sales	7,517	5,651

Gross margin	3,359	2,757

Selling, general and administrative expenses	1,195	915
Research and development expenditures	1,016	878
Other charges (income)	(374)	6

Operating earnings	1,522	958

Other income (expense):
Interest income (expense), net	70	4
Gains on sales of investments and businesses, net	5	409
Other	126	20

Total other income	201	433

Earnings from continuing operations before income taxes	1,723	1,391
Income tax expense	374	472

Earnings from continuing operations	1,349	919

Earnings from discontinued operations, net of tax	35	14

Net earnings	$1,384	$933

Earnings per common share
Basic:
Continuing operations	$0.55	$0.37
Discontinued operations	0.01	0.01

	$0.56	$0.38

Diluted:
Continuing operations	$0.54	$0.37
Discontinued operations	0.01	—

	$0.55	$0.37

Weighted average common shares outstanding
Basic	2,464.4	2,460.2
Diluted	2,522.0	2,504.0

Dividends paid per share	$0.04	$0.04

	Six Months Ended	Six Months Ended
	July 1, 2006	July 2, 2005

Net sales	$20,484	$16,175
Costs of sales	14,199	10,837

Gross margin	6,285	5,338

Selling, general and administrative expenses	2,296	1,838
Research and development expenditures	1,962	1,685
Other charges (income)	(344)	1

Operating earnings	2,371	1,814

Other income (expense):
Interest income (expense), net	137	(4)
Gains on sales of investments and businesses, net	156	648
Other	107	12

Total other income	400	656

Earnings from continuing operations before income taxes	2,771	2,470
Income tax expense	766	866

Earnings from continuing operations	2,005	1,604

Earnings from discontinued operations, net of tax	65	21

Net earnings	$2,070	$1,625

Earnings per common share
Basic:
Continuing operations	$0.81	$0.65
Discontinued operations	0.03	0.01

	$0.84	$0.66

Diluted:
Continuing operations	$0.79	$0.64
Discontinued operations	0.03	0.01

	$0.82	$0.65

Weighted average common shares outstanding
Basic	2,477.7	2,454.1
Diluted	2,538.8	2,495.4

Dividends paid per share	$0.08	$0.08

Motorola, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	July 1,	December 31,
	2006	2005
ASSETS

Cash & cash equivalents	$3,401	$3,774
Sigma funds	10,801	10,867
Short-term investments	188	144
Accounts receivable, net	6,420	5,635
Inventories, net	2,716	2,422
Deferred income taxes	2,123	2,355
Other current assets	2,440	2,360
Current assets held for sale	339	312

Total current assets	28,428	27,869

Property, plant and equipment, net	2,084	2,020
Investments	1,395	1,644
Deferred income taxes	991	1,196
Other assets	2,804	2,597
Non-current assets held for sale	302	323

Total assets	$36,004	$35,649

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes payable and current portion of long-term debt	$490	$448
Accounts payable	4,134	4,295
Accrued liabilities	7,149	7,376
Current liabilities held for sale	281	320

Total current liabilities	12,054	12,439

Long-term debt	3,758	3,806
Other liabilities	2,907	2,727
Non-current liabilities held for sale	8	4

Stockholders’ equity	17,277	16,673

Total liabilities and stockholders’ equity	$36,004	$35,649

Motorola, Inc. and Subsidiaries
Segment Information
(In millions)
Summarized below are the Company’s net sales by reportable segment for the quarters and six months ended July 1, 2006 and July 2, 2005.

	Net Sales
	Quarter Ended	Quarter Ended	% Change
	July 1, 2006	July 2, 2005	from 2005

Mobile Devices	$7,140	$4,902	46%
Networks and Enterprise	2,903	2,825	3%
Connected Home Solutions	803	743	8%

Segment Totals	10,846	8,470	28%
Other and Eliminations	30	(62)	148%

Company Totals	$10,876	$8,408	29%

	Net Sales
	Six Months Ended	Six Months Ended	% Change
	July 1, 2006	July 2, 2005	from 2005

Mobile Devices	$13,543	$9,317	45%
Networks and Enterprise	5,423	5,562	-2%
Connected Home Solutions	1,535	1,425	8%

Segment Totals	20,501	16,304	26%
Other and Eliminations	(17)	(129)	87%

Company Totals	$20,484	$16,175	27%

Motorola, Inc. and Subsidiaries
Segment Information
(In millions)
Summarized below are the Company’s operating earnings (loss) by reportable segment for the quarters and six months ended July 1, 2006 and July 2, 2005.

	Operating Earnings (Loss)
	Quarter Ended	Quarter Ended
	July 1, 2006	July 2, 2005

Mobile Devices	$799	$493
Networks and Enterprise	386	494
Connected Home Solutions	56	33

Segment Totals	1,241	1,020
Other and Eliminations	281	(62)

Company Totals	$1,522	$958

	Operating Earnings (Loss)
	Six Months Ended	Six Months Ended
	July 1, 2006	July 2, 2005

Mobile Devices	$1,498	$931
Networks and Enterprise	685	909
Connected Home Solutions	45	42

Segment Totals	2,228	1,882
Other and Eliminations	143	(68)

Company Totals	$2,371	$1,814